Exhibit 99.1

Contact:
Kathleen Nemeth	Omnicell, Inc.
Senior Vice President, Investor Relations	590 East Middlefield Road
650-435-3318	Mountain View, CA 94043
Kathleen.Nemeth@Omnicell.com

Omnicell Announces Changes to its Board of Directors

Omnicell Intends to Nominate Mary Garrett for Election to Board of Directors at 2022 Annual Meeting of Stockholders

MOUNTAIN VIEW, Calif. – March 1, 2022 --- Omnicell, Inc. (Nasdaq: OMCL), a leading provider of medication management solutions and adherence tools for health systems and pharmacies, today announced that Jim Judson and Bruce Smith will not stand for reelection at the Company’s 2022 Annual Meeting of Stockholders. In connection with these changes, following the 2022 Annual Meeting of Stockholders, Omnicell will reduce the size of its Board to nine members.

“I would like to extend my gratitude to Jim and Bruce for their significant contributions to Omnicell,” said Randall Lipps, Chairman, President, Chief Executive Officer, and Founder of Omnicell. Throughout their tenure on the Board, they have each provided valuable expertise and guidance that has supported Omnicell in successfully advancing our strategy and driving value for all our stakeholders. I wish them both well in their next chapters.”

In addition, Omnicell announced today that its Board of Directors intends to nominate Mary Garrett for election to the Board of Directors at the 2022 Annual Meeting of Stockholders. The nomination of Ms. Garrett is part of the Board’s ongoing refreshment process, which has resulted in the addition of three highly qualified new directors since 2019. Following the 2022 Annual Meeting of Stockholders, Omnicell’s Board is expected to be composed of nine highly qualified directors, eight of whom are independent, including a Lead Independent Director.

Ms. Garrett is a respected technology executive with extensive experience in digital transformation, analytics and cloud computing. She previously spent 34 years at IBM, most recently serving as Chief Marketing Officer, Global Markets, a role in which she led teams across the software and services portfolios in 170 markets around the world. She currently serves on the Board of PROCEPT BioRobotics, and recently concluded tenures on the boards of Hillrom Corporation and Ethan Allen Interiors, Inc., having served as a member of the audit committees at both, as well as the chair of the nominating/corporate governance committee of Hillrom Corporation.

“We are thrilled at the prospect of Mary joining our Board,” said Mr. Lipps. “We have long focused on bringing in new directors with a unique mix of skills and expertise. With her impressive career in technology, expertise in marketing, and significant experience serving as a global company executive and on public company boards, we believe that Mary will provide valuable and relevant perspectives to the Board. Mary’s career spanned IBM’s transformation from a product to a services and solutions business.   Mary applied product and brand marketing experience to develop a globally consistent services portfolio based on customer needs. We look forward to leveraging Mary’s insights and leadership as we continue to execute our strategy to transform the pharmacy care delivery model.”

“I am excited for the opportunity to join the Omnicell Board of Directors at such a critical time for healthcare,” said Ms. Garrett. “I have always been passionate about the healthcare technology space and believe Omnicell is uniquely positioned to deliver improved patient outcomes through automating manual medication management processes. I look forward to the chance to collaborate with Omnicell’s directors and management team to help the Company achieve its goals.”

Company’s Chief Legal and Administrative Officer Retiring

The Company also announced today that Dan S. Johnston will be retiring as Executive Vice President and Chief Legal and Administrative Officer, effective June 30, 2022.

Mr. Lipps said, “I would like to thank Dan for his sound counsel and service over nearly two decades with Omnicell. He consistently provided the expertise we needed to grow Omnicell into the successful company we are today. I am grateful for his commitment to our organization and wish him well in his well-earned retirement.”

Forward-Looking Statements

To the extent any statements contained in this press release deal with information that is not historical, these statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, statements including the words “expect,” “intend,” “may,” “will,” “should,” “would,” “could,” “plan,” “potential,” “anticipate,” “believe,” “forecast,” “guidance,” “outlook,” “goals,” “target,” “estimate,” “seek,” “predict,” “project,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to the occurrence of many events outside Omnicell’s control. Such statements include, but are not limited to, statements about Omnicell’s strategy, plans, objectives, goals, and vision, and Omnicell’s expectations regarding the announced planned director nomination and expectations regarding filling the vacancy on the board of directors. Actual results and other events may differ significantly from those contemplated by forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the risk that the announced planned nomination is not satisfactory and election is unsuccessful; the identified nominee is negatively viewed by investors and subsequently impacts the perception of Omnicell and/or its board of directors and the value of Omnicell’s common stock, and the other risks and uncertainties further described in the “Risk Factors” section of Omnicell’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, as well as in Omnicell’s other reports filed with or furnished to the United States Securities and Exchange Commission, available at www.sec.gov. Forward-looking statements should be considered in light of these risks and uncertainties. Investors and others are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements contained in this press release speak only as of the date of this press release. Omnicell assumes no obligation to update any such statements publicly, or to update the reasons actual results could differ materially from those expressed or implied in any forward-looking statements, whether as a result of changed circumstances, new information, future events, or otherwise, except as required by law.

About Omnicell

Since 1992, Omnicell has been committed to transforming the pharmacy care delivery model to dramatically improve outcomes and lower costs. Through the vision of the autonomous pharmacy, a combination of automation, intelligence, and technology-enabled services, powered by a cloud data platform, Omnicell supports more efficient ways to manage medications across all care settings. Healthcare facilities worldwide use Omnicell automation and analytics solutions to help increase operational efficiency, reduce medication errors, deliver actionable intelligence, and improve patient safety. Institutional and retail pharmacies across North America and the United Kingdom leverage Omnicell's innovative medication adherence and population health solutions to improve patient engagement and adherence to prescriptions, helping to reduce costly hospital readmissions. To learn more, visit omnicell.com.

OMNICELL is a registered trademark and the Omnicell logo is a trademark of Omnicell, Inc.

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Contacts

Kathleen Nemeth
Omnicell, Inc.
650-435-3318
Kathleen.Nemeth@omnicell.com